PUTNAM ETF TRUST
MANAGEMENT CONTRACT

This Management Contract (the “Contract”) is dated as of April 20, 2021 between PUTNAM ETF TRUST, a Delaware statutory trust (the “Fund”), and PUTNAM INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”).

In consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY MANAGER TO FUND.

(a)               The Manager, at its expense, will furnish continuously an investment program for the Fund or, in the case of a Fund that has divided its shares into two or more series under Section 18(f)(2) of the Investment Company Act of 1940, as amended (the “1940 Act”), each series of the Fund identified from time to time on Schedule A to this Contract (each reference in this Contract to “a Fund” or to “the Fund” is also deemed to be a reference to any existing series of the Fund, as appropriate in the particular context), will determine what investments will be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested and will, on behalf of the Fund, make changes in such investments. Subject always to the control of the Trustees of the Fund, the Manager will also manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto. In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and By-Laws of the Fund and the stated investment objectives, policies and restrictions of the Fund, will use its best efforts to safeguard and promote the welfare of the Fund and to comply with other policies which the Trustees may from time to time determine.

(b)               The Manager, at its expense, except as such expense is paid by the Fund as provided in Section 1(e), will furnish (1) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully; (2) suitable office space for the Fund; and (3) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the affairs of the Fund, including determination of the net asset value of the Fund, but excluding shareholder accounting services. The Manager will pay the compensation, if any, of the officers of the Fund.

(c)               The Manager, at its expense, will place all orders for the purchase and sale of portfolio investments for the Fund’s account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager will use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Manager, bearing in mind the Fund’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Fund may determine, the Manager will not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion. The Manager agrees that in connection with purchases or sales of portfolio investments for the Fund’s account, neither the Manager nor any officer, director, employee or agent of the Manager shall act as a principal or receive any commission other than as permitted by the 1940 Act and the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.

(d)               The Manager will vote all proxies solicited by or with respect to issuers of securities in which assets of a Fund may be invested from time to time in accordance with its proxy voting policy in effect from time to time.

(e)               In consideration of the fees payable by the Fund to the Manager pursuant to Section 3, the Manager will also pay all expenses incurred by the Fund, or reimburse the Fund for, all of the Fund’s organizational and other operating expenses, excluding only (i) interest and taxes (including, but not limited to, income, excise, transfer and withholding taxes); (ii) expenses of the Fund incurred with respect to the acquisition and disposition of portfolio securities, commodities or other financial instruments and the execution of portfolio transactions, including brokerage commissions; (iii) expenses incurred in connection with any distribution plan adopted by the Fund in compliance with Rule 12b-1 under the 1940 Act, including distribution fees; (iv) expenses of printing and mailing proxy materials to shareholders of the Fund; (v) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor; (vi) litigation expenses (including, but not limited to, any indemnification obligation, attorneys’ fees, expenses, costs, judgments, amounts paid in settlement, fines, penalties, fees of expert witnesses, document production fees, and all other liabilities whatsoever incurred or paid by the Fund or a person indemnified by the Fund); (vii) the fee payable to the Manager hereunder; (viii) any extraordinary expenses (which, for the avoidance of doubt, do not include expenses related to the organization of any subsidiary for a Fund or the ongoing corporate expenses of maintaining such subsidiary) and (ix) acquired fund fees and expenses. The Manager shall promptly inform the Trustees of any expenses, or category of expenses, determined to be “extraordinary expenses” for purposes of this Section 1(e).

(f)                Subject to the prior approval of a majority of the Trustees, including a majority of the Trustees who are not “interested persons” and, to the extent required by the 1940 Act and the rules and regulations under the 1940 Act, subject to any applicable guidance or interpretation of the Securities and Exchange Commission or its staff, by the shareholders of the Fund, the Manager may, from time to time, delegate to a sub-adviser or sub-administrator any of the Manager’s duties under this Contract, including the management of all or a portion of the assets being managed. In all instances, however, the Manager must oversee the provision of delegated services, the Manager must bear the separate costs of employing any sub-adviser or sub-administrator, and no delegation will relieve the Manager of any of its obligations under this Contract.

2.	OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Fund. It is also understood that the Manager and any person controlled by or under common control with the Manager may have advisory, management, service or other contracts with other organizations and persons and may have other interests and business.

3.	COMPENSATION TO BE PAID BY THE FUND TO THE MANAGER.

The Fund will pay to the Manager as compensation for the Manager’s services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to paragraphs (a), (b), and (c) of Section 1, a fee, based on the Fund’s Average Net Assets, computed and paid monthly at the annual rates set forth on Schedule B attached to this Contract, as from time to time amended. The Fund’s “Average Net Assets” means the average of all of the determinations of the Fund’s net asset value at the close of business on each business day during each period for which such computation is made. The fee is payable for each month within 15 days after the close of the month.

If the Manager serves for less than the whole of a month, the foregoing compensation will be prorated.

4.	ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

This Contract will automatically terminate, without the payment of any penalty, in the event of its assignment, provided that no delegation of responsibilities by the Manager pursuant to Section 1(f) will be deemed to constitute an assignment. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Contract is effective until approved in a manner consistent with the 1940 Act, the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

This Contract is effective upon its execution and will remain in full force and effect as to a Fund continuously thereafter (unless terminated automatically as set forth in Section 4 or terminated in accordance with the following paragraph) through April 20, 2023, and will continue in effect from year to year thereafter so long as its continuance is approved at least annually by (i) the Trustees, or the shareholders by the affirmative vote of a majority of the outstanding shares of the respective Fund, and (ii) a majority of the Trustees who are not interested persons of the Fund or of the Manager in a manner consistent with the 1940 Act, the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.

Either party hereto may at any time terminate this Contract as to a Fund by not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party. Action with respect to a Fund may be taken either (i) by vote of a majority of the Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of the respective Fund.

Termination of this Contract pursuant to this Section 5 will be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Contract, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders of the respective Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting, whichever is less.

For the purposes of this Contract, the terms “affiliated person,” “control,” “interested person” and “assignment” have their respective meanings defined in the 1940 Act, subject, however, to the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff; the term “approve at least annually” will be construed in a manner consistent with the 1940 Act and the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff; and the term “brokerage and research services” has the meaning given in the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934 and under any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.

7.	NON-LIABILITY OF MANAGER.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder.

8.	LIMITATION OF LIABILITY OF THE TRUSTEES, OFFICERS, AND SHAREHOLDERS.

Notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the respective Fund.

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IN WITNESS WHEREOF, PUTNAM ETF TRUST and PUTNAM INVESTMENT MANAGEMENT, LLC have each caused this instrument to be signed on its behalf by its President or a Vice President thereunto duly authorized, all as of the day and year first above written.

PUTNAM ETF TRUST, on behalf of the series listed on Schedule A

By: /s/ Robert T. Burns
Robert T. Burns, Vice President and Chief Legal Officer

PUTNAM INVESTMENT MANAGEMENT, LLC

By: /s/ Stephen J. Tate
Stephen J. Tate, Assistant Secretary

Schedule A

PUTNAM FOCUSED LARGE CAP GROWTH ETF

PUTNAM FOCUSED LARGE CAP VALUE ETF

PUTNAM SUSTAINABLE FUTURE ETF

PUTNAM SUSTAINABLE LEADERS ETF

A-1

Schedule B

PUTNAM FOCUSED LARGE CAP GROWTH ETF:

Fee:

0.55% of Average Net Assets

PUTNAM FOCUSED LARGE CAP VALUE ETF:

Fee:

0.55% of Average Net Assets

PUTNAM SUSTAINABLE FUTURE ETF:

Fee:

0.64% of Average Net Assets

PUTNAM SUSTAINABLE LEADERS ETF:

Fee:

0.59% of Average Net Assets

C-1